EXHIBIT 99.1

STELLAR PHARMACEUTICALS ANNOUNCES RETIREMENT
OF PETER RIEHL AS CEO, PRESIDENT AND DIRECTOR

LONDON, Ontario January 18, 2011 – Stellar Pharmaceuticals Inc. ("Stellar" or "the Company") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announces the retirement of Mr. Peter Riehl, as CEO, President and director, effective January 18, 2011.  The Company and Mr. Riehl have entered into a retirement agreement in connection with Mr. Riehl's retirement.   Such agreement provides for, among other things the payment of a retirement allowance in the amount of $401,000, the continuation of benefits (or compensation in lieu thereof) for a period of two years and provisions regarding the use and disclosure of confidential information.  Stellar wishes to thank Mr. Riehl for his work with Stellar since its inception and wishes him the best in his future endeavors.

Mr. Arnold Tenney, who has been Chairman of the Company since January 1, 2005 will serve as the Interim CEO until such time as a permanent replacement for Mr. Riehl is retained.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.  For more information, please visit www.stellarpharma.com.

Forward-looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.          or               Stephen Kilmer
Arnold Tenney                      905-690-2400 x 21
President & CEO
519-434-1540